UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2019

MIMECAST LIMITED

(Exact name of Registrant as Specified in Its Charter)

Bailiwick of Jersey	001-37637	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
1 Finsbury Avenue London EC2M 2PF United Kingdom		EC2M 2PF
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (781) 996-5340

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of each class)	(Trading Symbol)	(Name of each exchange on which registered)
Ordinary Shares, nominal value $0.012 per share	MIME	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

On November 6, 2019, the Board of Directors (the “Board) of Mimecast Limited, a corporation organized under the laws of the Bailiwick of Jersey, Channel Islands (the “Company), elected Alpna J. Doshi to serve as a Class I director of the Company for a term that is effective from December 1, 2019 until the annual general meeting of shareholders of the Company to be held in 2022, and thereafter until her successor is duly elected and qualified. The Board also appointed Ms. Doshi to serve as a member of the Compensation Committee.

Ms. Doshi has served as the Chief Digital Officer of Riverbed Technology, Inc. (“Riverbed”) since August 2019.  Riverbed is a technology company that enables organizations to measure digital experiences and maximize digital performance.  Prior to joining Riverbed, Ms. Doshi was the Global Chief Information Officer at Koninklijke Philips N.V., a global healthcare technology company headquartered in Amsterdam, the Netherlands, from March 2016 until May 2019.  From November 2009 until March 2016, she served as the Chief Information Officer of Reliance Communications Limited and the Chief Executive Officer of Reliance Tech Services Limited.  Reliance Communication Limited and Reliance Tech Services Limited are affiliated with the Reliance Group, a multinational corporation headquartered in Mumbai, India.  Prior to that, she served in various senior technology roles with Mahindra Satyam, an information technology services company, Deloitte & Touche Management Consulting, and Verizon Communications.  Ms. Doshi also currently serves as the Executive Chairman of The DigiAlps Inc., a technology consulting company that she founded.  Ms. Doshi received a Bachelor of Technology in computer science from Calcutta University and a M.S. from the University of Maryland.

Ms. Doshi, age 52, was recommended to the Board by the Board’s Nominating and Corporate Governance Committee, in accordance with the provisions of its charter. There are no arrangements or understandings between Ms. Doshi and any other person pursuant to which she was elected as a director. There are no transactions in which she has an interest requiring disclosure under Item 404(a) of Regulation S-K as promulgated by the Securities and Exchange Commission (“SEC”) under the Exchange Act. Ms. Doshi does not have any family relationship with any of the Company's directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer. In addition, she will execute the Company's standard form of indemnification agreement. Finally, in connection with her election, the Board has determined that Ms. Doshi will qualify as “independent” under the guidelines promulgated by the Nasdaq Stock Market, Inc. and the applicable SEC rules.

In accordance with the Company’s non-employee director compensation policy (the “Compensation Policy”), Ms. Doshi will receive an annual retainer of $50,000 for service as a director and reimbursement for out-of-pocket expenses incurred in connection with attending Board and committee meetings. In addition, in accordance with the Compensation Policy, the Board has determined to issue to Ms. Doshi a restricted stock unit (“RSU”) award with a value of $200,000. The RSU award, which will be issued upon the commencement of Ms. Doshi’s term as a director, will vest in annual installments over a three-year period, subject to her continued service as a director. The actual share amount of the RSU award will be determined based on the closing price of the Company’s ordinary shares on the NASDAQ Global Select Market on December 2, 2019, the first regular trading day following the effectiveness of Ms. Doshi’s election to the Board. Under the Compensation Policy, Ms. Doshi will be required to retain at least 50% of the ordinary shares underlying the RSU award while she remains a member of the Board.

The full text of the press release issued by the Company on November 7, 2019 in connection with Ms. Doshi’s election as a director of the Company is filed as Exhibit 99.1 to this Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release of Mimecast Limited dated November 7, 2019, entitled “Mimecast Hires New Talent to Help Drive Next Phase of Growth.”
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Mimecast Limited

Date: November 7, 2019	By:	/s/ Robert P. Nault
Robert P. Nault
Senior Vice President and General Counsel

2